EXHIBIT 21

Subsidiaries of the Registrant

(a) MetaSolv Software, Inc., a Delaware Corporation

(b) MetaSolv Canada Inc., a Canadian (Nova Scotia) corporation

(c) MetaSolv Canada Holdings Inc., a Canadian (Nova Scotia) corporation

(d) MetaSolv Software Canada Inc., a Canadian (Nova Scotia) corporation

(e) MetaSolv Software (UK) Limited, a United Kingdom private limited company